DERIVED INFORMATION [3/12/2007]

[$1,149,600,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,149,600,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writings. prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or s s a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Field	Value	Notes
DEAL NAME	HEAT 2007-2
CLOSING DATE	4/2/2007
Collateral Balance	1,173,441,876.81
Original # of Loans	6,228
Avg. Loan Balance	188,413.92
Initial WAC	8.21
Initial WAM	354
Rem. WAM	352
WA FICO	627
< 500	0.6
< 500 (respective LTV)	78.1
< 550	9.8
< 550 (respective LTV)	76.2
< 575	16.8
< 600	28.4
> 650
33.3
> 700
8.4
WA DTI
42.2
> 40%
67.4
> 45%
45
WA LTV
82.7
> 80
43
> 80 (respective FICO)
626
> 90
16.6
> 90 (respective FICO)
640
> 95	10.1
> 95 (respective FICO)
643
% IO	12.7
IO FICO	653
IO with FICO <575	0.2
IO LTV	81.7
IO loans<60mo term (%Pool)	0.0	All IO loans less than but NOT equal to 60 mth term
FIXED	20.5
% Balloons	47.3
>=40 yr Am	44.5	All loans greater or equal to 40yr am term
2/28 Hybrids	72.4
3/27 Hybrids	3.7
5/25 Hybrids	3.3	All loans greater or equal to 5/25 hybrids (including 7yr and 10yr Hybrids)
<= 1/29 Hybrids	0.1
% 2nd Lien	4.5
%2nd Lien - Full%	73.2	% of Full doc loans within the 2nd Lien bucket
% Silent 2nds	31.9
MTA?	0.0
MTA Limit	0.0
Negam?	0.0
MI Company	NO
MI coverage %	0.0
Single Family	79.6
2-4 Family	6.4
Condo	5.3
Condo (respective FICO)	644
Co-op	0.0
PUD	8.7
MH	0.0
Other	0	This bucket should include townhouses, lease hold, etc.
Owner	93.1
Second Home	0.5
Second Home (Respective FICO)	651
Investor	6.4
Investor (Respective FICO)	643
Refi	4.0
Cash Out	53.3
Purchase	42.7
Purchase (Respective FICO)	643
% Purchase - Silent 2nds	78.4	% of Silent second loans within the Purchase bucket
% Purchase - Full Doc	43.2	% of Full doc loans within the Purchase bucket
Full Doc	60.2
Stated Doc	38.3	% Reduced or Stated Doc Only -> Please add rest to No Doc except Full Doc
Stated Doc (Respective FICO)	640
% Stated Doc - Silent 2nds	39.5	% of Silent second loans within the Stated doc bucket
No Doc	1.4
No Doc (Respective FICO)	684
State 1	CA
% State 1	28.9
State 2	FL
% State 2	9.6
State 3	IL
% State 3	6.1
State 4	TX
% State 4	5.9
Initial OC %	4.2
Target OC % before stepdown	4.2
Target OC % after stepdown	8.4
Other CE%
Initial Excess Interest
Cap Corridor		Yes or No
Originators 1
% Originator 1
Originators 2
% Originator 2
Originators 3
% Originator 3
Issuer Contact
Issuer Number
Servicer1	SPS
% Servicer 1	100.0
Servicer 2
% Servicer 2
Servicer 3
% Servicer 3
Servicer Contact
Servicer Number
Master Servicer
Trustee	US Bank
Trustee Contact
Trustee Number
Credit Risk Manager	Murray Hill
Underwriter